EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts”, “Summary Selected Financial Data of PharMerica LTC”, and “Selected Historical Financial Data of PharMerica LTC” and to the use of our report dated January 10, 2007, with respect to the financial statements of PharMerica LTC (a Carved-out Business of PharMerica, Inc., a wholly-owned subsidiary of AmerisourceBergen Corporation) included in Amendment No. 1 to the Registration Statement on Form S-4/S-1 and related prospectus of Safari Holding Corporation related to the combination of PharMerica LTC (a Carved-out Business of PharMerica, Inc., a wholly-owned subsidiary of AmerisourceBergen Corporation) with Kindred Pharmacy Services, Inc.

/s/ Ernst & Young LLP

Certified Public Accountants

Tampa, Florida

May 22, 2007